UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported):  November 15, 2006

MILLENNIUM PHARMACEUTICALS, INC.

(Exact Name of Registrant as Specified in Charter)

Delaware	0-28494	04-3177038
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

40 Landsdowne Street
Cambridge, Massachusetts 02139	02421
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code:  (617) 679-7000

Not applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.         Entry into a Material Definitive Agreement.

On November 15, 2006, Millennium Pharmaceuticals, Inc., a Delaware corporation (“Millennium”), entered into an indenture (the “Indenture”) with U.S. Bank National Association, as trustee, relating to Millennium’s 2.25% Convertible Senior Notes due November 15, 2011 (the “Notes”).  Millennium issued and sold $250 million aggregate principal amount of the Notes in a public offering pursuant to a Registration Statement on Form S-3 (File No. 333-138537) and a related prospectus, dated November 9, 2006 (the “Prospectus”), filed with the Securities and Exchange Commission on November 13, 2006.

The Notes bear interest at a rate of 2.25% per year on the principal amount, accruing from November 15, 2006.  Interest is payable semiannually in arrears in cash on May 15 and November 15 of each year, beginning on May 15, 2007.  The Notes will mature on November 15, 2011, subject to earlier conversion or repurchase.

The initial conversion rate for the Notes is 64.6465 shares of common stock per $1,000 principal amount of Notes.  This is equivalent to an initial conversion price of approximately $15.47 per share of common stock.  Holders may surrender their Notes for conversion prior to the close of business on the business day immediately preceding the maturity date for the Notes only under the following circumstances: (1) during any calendar quarter beginning after December 31, 2006 (and only during such calendar quarter), if the closing price of Millennium’s common stock for at least 20 trading days in the 30 consecutive trading days ending on the last trading day of the immediately preceding calendar quarter is more than 120% of the then applicable conversion price per share of the Notes, which is $1,000 divided by the then applicable conversion rate of the Notes; (2) if specified distributions to holders of Millennium’s common stock are made or specified corporate transactions occur; (3) during the five business days after any five consecutive trading day period in which the trading price per $1,000 principal amount of Notes for each day of that period was less than 98% of the product of the closing price of Millennium’s common stock and the then applicable conversion rate of the Notes; or (4) at any time on or after August 15, 2011.

Upon conversion, Millennium will have the right to deliver, in lieu of shares of its common stock, cash or a combination of cash and shares of common stock.  At any time on or prior to the maturity date of the Notes, Millennium may irrevocably elect to deliver cash up to the aggregate principal amount of the Notes to be converted, and shares of common stock, cash or a combination thereof in respect of the remainder, if any, of the conversion obligation in excess of the aggregate principal amount of the Notes being converted.

If a holder elects to convert its Notes in connection with a make-whole change in control, as defined in the Indenture, Millennium will, in certain circumstances, pay a make-whole premium by increasing the conversion rate for the Notes converted in connection with such make-whole change in control.  Millennium may not redeem the Notes prior to their maturity.  Upon a change in control, as defined in the Indenture, the holders may require Millennium to repurchase for cash all or a portion of their Notes at a repurchase price equal to 100% of the principal amount of the Notes, plus accrued and unpaid interest, if any.

The Notes are Millennium’s general, unsecured obligations and are effectively subordinated to all of Millennium’s existing and future secured debt, to the extent of the assets securing such debt, and are structurally subordinated to all liabilities of Millennium’s subsidiaries, including trade payables. The Indenture does not limit the amount of indebtedness that Millennium or any of its subsidiaries may incur.

The Indenture is filed as Exhibit 4.1 to this Current Report on Form 8-K, and Millennium refers you to such exhibit for the complete terms of the Indenture.  The complete terms of the Indenture are incorporated herein by reference.  The terms of the Indenture and the Notes are also described in the “Description of Notes” section of the Prospectus, which is incorporated herein by reference.

Item 8.01.         Other Events.

On November 15, 2006, Millennium announced the closing of the sale of the Notes.  The full text of the press release issued in connection with the announcement is filed as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 9.01.       Financial Statements and Exhibits.

(d)                                 Exhibits.

See Exhibit Index attached hereto.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: November 21, 2006	MILLENNIUM PHARMACEUTICALS, INC.

	By:	/s/ Laurie B. Keating
Laurie B. Keating
Senior Vice President and General Counsel

EXHIBIT INDEX

Exhibit No.	Description
4.1	Indenture, dated as of November 15, 2006, between Millennium Pharmaceuticals, Inc. and U.S. Bank National Association, as trustee, including the Form of Global Note attached as Exhibit A thereto.

99.1	Press release of Millennium Pharmaceuticals, Inc., dated November 15, 2006